SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                    FORM 8-K



                                 Current Report


                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



         Date of Report (date of earliest event reported) March 27, 2002


                       ADELPHIA COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)




    Delaware                        0-16014                    23-2417713
(State or other            (Commission File Number)          (IRS Employer
jurisdiction of                                            Identification No.)
 incorporation)



               One North Main Street - Coudersport, PA 16915-1141
               (Address of principal executive offices) (Zip Code)



        Registrant's telephone number, including area code (814) 274-9830

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Item 5. Other Events and Regulation FD Disclosure

Adelphia Business Solutions, Inc. ("ABIZ") (NASDAQ: ABIZ), and certain subsidiaries of ABIZ (together, the "Filed Companies") have filed voluntary petitions for protection under Chapter 11 of the United States Bankruptcy Code. The filings were made in the United States District Court for the Southern District of New York on March 27, 2002. On January 11, 2002, the Registrant, Adelphia Communications Corporation ("Adelphia"), completed the Spin-off to its stockholders of all of the common stock in ABIZ that was held by Adelphia.

As previously stated, Adelphia has significant relationships with ABIZ and its subsidiaries. Included among these are potential contingent liabilities for ABIZ obligations -- principally the $500 million unsecured bank borrowing by Adelphia Business Solutions Operations, Inc. ("ABSO") as an unrestricted borrower under a joint credit facility where Adelphia subsidiaries guarantee the borrowing by ABSO. ABSO is one of the Filed Companies. Adelphia previously stated that it might provide additional credit support for ABIZ. Adelphia has advanced approximately $36.8 million on an unsecured basis to ABIZ subsidiaries prior to the Chapter 11 filings. Adelphia has also agreed to provide, subject to various conditions including the approval of the Bankruptcy Court, a tranche of up to $67.5 million in debtor-in-possession ("DIP") financing to ABIZ and its subsidiaries in the bankruptcy proceedings. An entity owned by the family of John Rigas, Chairman and CEO of Adelphia, also agreed to provide a second tranche of up to an additional $67.5 million in DIP financing in the bankruptcy proceedings, subject to similar conditions, for a total DIP facility of $135 million. Adelphia also has claims for amounts owing to it by ABIZ and its subsidiaries for other matters. In addition, ABIZ subsidiaries serve as manager of facilities-based integrated communication networks Adelphia previously purchased from ABIZ, and the companies have provided and expect to continue to provide management and various other services to each other.

It is not possible to predict the outcome of the bankruptcy proceedings or their effects on Adelphia, or whether or not ABIZ reorganizes under Chapter 11. The bankruptcy filings present several risks and uncertainties to Adelphia, some of which could be material. For example, Adelphia could become liable to repay the $500 million in guaranteed ABSO bank borrowings, and might not be able to realize any significant amount on the claim it would have against ABSO upon making this payment. Adelphia might not have a significant recovery on the other claims it has against ABIZ and its subsidiaries, including those for the additional credit support provided by Adelphia on a pre-filing basis. Moreover, even though Adelphia has not guaranteed other borrowings of ABIZ, Adelphia could become involved in lawsuits filed by creditors or stockholders of, or a trustee in bankruptcy for, the Filed Companies. These parties may attempt to unwind transactions that have occurred in the past between Adelphia and ABIZ, to recover damages against Adelphia, and/or to prevent Adelphia from recovering on the claims it has against ABIZ and its subsidiaries. Although Adelphia would vigorously defend any such lawsuits or claims brought against it, there can be no assurance that it would prevail against any and all of them and its defense could be costly and consume the time of Adelphia's management.

In addition, following the Spin-off of ABIZ, the principal executive officers of Adelphia who are members of the Rigas family have continued to serve as principal executive officers of ABIZ and they, along with other members of the Rigas family and related entities, control a majority of the voting power of ABIZ capital stock. Addressing the financial needs, business operations and bankruptcy proceedings of ABIZ could impose large demands upon their time and put strains on Adelphia's management, which could adversely affect Adelphia. In addition, the interests and involvement of the Rigas family in ABIZ could present other conflicts of interest with Adelphia.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. "Forward-looking statements" can be identified by the use of forward-looking terminology such as "believes", "expects," "may," "will," "should," "intends", "continue" or "anticipates" or similar words. Certain information included in this Form 8-K is forward-looking, such as statements made regarding possible future events, outcomes or effects relating to the ABIZ bankruptcy proceedings. In addition, certain information in this Form 8-K describes risks and uncertainties to Adelphia relating to the ABIZ bankruptcy filings and proceedings which could significantly affect Adelphia in the future. Persons reading this Form 8-K are cautioned that forward-looking statements made by Adelphia, in this report and elsewhere, are only predictions, that no assurance can be given that future results will be achieved, and that actual events or results may differ materially as a result of the risks and uncertainties facing Adelphia. For information regarding risks and uncertainties and their potential impact on Adelphia, in addition to those discussed in this Form 8-K, see Adelphia's filings with the Securities and Exchange Commission, including the Form 10-K, as amended, for the fiscal year ended December 31, 2000, the Form 10-Q for the quarter ended September 30, 2001, the Form 8-K filed for the event dated January 16, 2001, the upcoming Form 10-K to be filed for the fiscal year ended December 31, 2001, and the most recent prospectus supplement filed under Registration Statement No. 333-64224, under the caption "Risk Factors."

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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 27,  2002              ADELPHIA COMMUNICATIONS CORPORATION
                                               (Registrant)

                                   By: /s/ Timothy J. Rigas
                                   --------------------------------------
                                           Timothy J. Rigas
                                           Executive Vice President, Treasurer
                                           and Chief Financial Officer